Exhibit 99

For additional information:
Rick Green
President & CEO
Laura Robertson
EVP & CFO
For Immediate Release	(405) 372-2230

Southwest Bancorp Inc. Reports Sale of Nonperforming Assets and Potential Problem

Loans

December 14, 2011, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), (“Southwest”), today announced that it:

•	Sold nonperforming loans, potential problem loans, and other real estate with a carrying value before transfer to assets held for sale, of approximately $300.3 million; and

•	Sold related other loans with a carrying value before transfer to assets held for sale of $1.3 million.

These sales produce a net, pre-tax loss of $101.2 million for the transaction to be recorded in the fourth quarter of 2011. Southwest expects that its capital levels and those of its banking subsidiaries will continue to substantially exceed regulatory standards for well-capitalized institutions and individual minimum capital ratios.

Rick Green, President and Chief Executive Officer, stated, “These sales immediately and substantially reduce our nonperforming assets and potential problem loans. We believe this action is a major step toward achieving our goals of reducing problem assets, returning to sustained profitability, resuming dividends, and producing reliable and attractive returns for our shareholders.

Southwest’s Board of Directors decided to enter these agreements after careful consideration of the potential costs and benefits to Southwest and its shareholders and consultation with financial and legal advisors and management. This included consideration of the estimated costs and benefits of continuing the workout process for these assets over time versus the estimated costs and benefits of their immediate resolution by sale.”

	Carrying Amounts of Loans Prior to Transfer to Loans Held for Sale				Customer Unpaid
(Dollars in thousands)	Nonperforming	Potential Problem	Pass	Total	Principal Balance
Real estate mortgage:
Commercial	$45,484	$106,960	$—	$152,444	$162,302
One-to-four family residential	66	—	—	66	75
Rest estate construction:
Commercial	45,190	21,060	—	66,250	82,362
One-to-four family residential	17,941	—	—	17,941	22,441
Commercial	—	3,226	1,327	4,553	6,320
Other loans	—	—	—	—	—
Other real estate	60,397	—	—	60,397	—

Total	$169,078	$131,246	$1,327	$301,651	$273,950

NASDAQ: OKSB

OKSBP

Southwest Bancorp Inc. Reports Sale of Nonperforming Assets and Potential Problem Loans

Potential problem loans are performing loans which are not included in the past due, nonaccrual, or restructured categories, but for which known information about possible credit problems cause management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms.

For reference, following is information regarding our noncovered loan portfolio at September 30, 2011.

	Noncovered Loan Portfolio as of September 30, 2011
(Dollars in thousands)	Total Loans	Nonperforming	Potential Problem
Real estate mortgage:
Commercial	$1,169,010	$56,234	$162,692
One-to-four family residential	85,272	1,706	1,108
Rest estate construction:
Commercial	348,053	49,775	75,523
One-to-four family residential	25,527	18,779	344
Commercial	367,241	6,080	37,027
Other loans	38,493	152	—
Other real estate	—	70,785	—

Total	$2,033,596	$203,511	$276,694

Additional information regarding the effects of the loan and asset sales will be provided in Southwest’s 2011 annual earnings release.

The asset sales were made pursuant to a bulk asset sale agreement with SW Loan Portfolio Holdings, L.P. and its affiliates and individual sales of loans under separate agreements with unaffiliated parties. SW Loan Portfolio Holdings L.P. is not an affiliate of Southwest, and Southwest did not retain any interest in the loans or real estate sold.

Stifel Nicolaus was the exclusive financial advisor and McAfee & Taft was the legal advisor to Southwest in connection with the asset sales.

Southwest Bancorp and Subsidiaries

Southwest is the bank holding company for Stillwater National Bank and Trust Company (“Stillwater National”) and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At September 30, 2011 we had total assets of $2.6 billion, deposits of $2.0 billion, and shareholders’ equity of $367.0 million.

Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s public trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.

Caution About Forward-Looking Statements

We make forward-looking statements in this news release that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include:

•	Statements of our goals, intentions, and expectations:

•	Estimates of risks and of future costs and benefits;

•	Expectations regarding our future financial performance and the financial performance of our operating segments;

•	Assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	Estimates of the value of assets held for sale or available for sale; and

NASDAQ: OKSB

OKSBP

Southwest Bancorp Inc. Reports Sale of Nonperforming Assets and Potential Problem Loans

•	Statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; changes in regulatory standards and examination policies, and a variety of other matters. These other matters include, among other things, the direct and indirect effects of economic conditions on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results. For other factors, risks, and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” contained in Southwest’s reports to the Securities and Exchange Commission.

The cautionary statements in this release also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this release, whether as a result of differences in actual results, changes in assumptions, or changes in other factors affecting such statements, except as required by law.